MSGI Announces Completion of Private Placement


New York, New York, January 3, 2005 - Media Services Group, Inc. (Nasdaq: MSGI) announced today that it has completed a private placement for gross proceeds of $3,250,000 from institutional and accredited investors. The financing closed and was funded on December 30, 2004. The terms of the above-market common stock transaction, including registration rights, will be provided in a report on Form 8-K.

Jeremy Barbera, Chairman and CEO of MSGI stated, "We begin 2005 with nearly $5 million on our balance sheet and no debt. We are continuing our discussions with several medium-sized profitable technology businesses located in the United States and Europe with strategic emphasis on homeland security. We may use some of our working capital for such potential acquisitions or investments. These events will depend on many factors, including the growth of our existing businesses."

Last month, MSGI filed a preliminary Notice of Annual Meeting of Stockholders and Proxy Statement with the SEC to approve a management proposal to amend the Amended and Restated Articles of Incorporation to change the name of the Company from "Media Services Group, Inc." to "MSGI Security Solutions, Inc."

About MSGI
Media Services Group, Inc. (Nasdaq: MSGI) is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. The company is principally focused on the homeland security, public safety and law-enforcement services industry. The corporate headquarters is located in New York, with regional offices in Washington DC; Calgary, Alberta; and San Remo, Italy. MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.

The company is currently comprised of three operating companies which collectively deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships. More information on MSGI is available on the company's website at: http://www.mediaservices.com.


The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.